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                                                                    EXHIBIT 23.2






INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
DecisionLink, Inc.


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-2 of our report dated November 17, 2000, except for Note 18, as to which the date is November 29, 2000 on the consolidated balance sheet of DecisionLink, Inc. and subsidiaries as of September 30, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 1, 2000 through September 30, 2000, which report appears in the September 30, 2000 annual report on form 10-KSB of DecisionLink, Inc. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.




/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 6, 2001